PGIM PRIVATE REAL ESTATE FUND, INC.

MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

WHEREAS, PGIM Private Real Estate Fund, Inc. (the “Fund”) engages in business as a closed-

end management investment company and is registered as such under the Investment Company Act of

1940, as amended (“1940 Act”);

WHEREAS, the Fund has received, and intends to rely upon, an exemptive order from the U.S.

Securities and Exchange Commission (“SEC”) that permits the Fund to offer multiple classes of shares

(each, a “Class”), subject to, among other conditions, the condition that the Fund will comply with Rule 18f-3 under the 1940 Act as if the rule applies to a closed-end management investment company;

WHEREAS, the Fund now desires to adopt a Multiple Class Plan pursuant to Rule 18f-3 under the

1940 Act (this “Plan”); and

WHEREAS, the Board of Directors of the Fund (the “Board,” and each member, a “Director”), including a majority of the Directors who are not “interested persons” (as defined by the 1940 Act) of the Fund (the “Independent Directors”), have determined that there is a reasonable likelihood that adoption of the Plan is in the best interests of each Class individually and the Fund as a whole;

WHEREAS, any material amendment to this Plan is subject to prior approval of the Board, including a majority of the Independent Directors;

WHEREAS, the Fund employs PGIM Investments, LLC (the “Manager”) as its investment adviser and Prudential Investment Management Services, LLC as its distributor.

NOW, THEREFORE, the Fund hereby adopts this Plan on the following terms and conditions:

CLASS CHARACTERISTICS

The Fund is authorized to issue from time to time its shares of common stock in the following classes: Class I; Class D; Class S; and Class T. Shares of each Class of the Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that:

(a)each Class shall have a different designation; (b) each Class of shares shall bear any Class Expenses (as defined below); and (c) each Class shall have (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and (ii) separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. In addition, shares of each Class of the Fund shall have the features described herein.

CLASS I SHARES:	Class I shares are not subject to an initial sales charge, stockholder servicing fee (the “Servicing Fee”) or annual distribution fee (“Distribution Fee”).

CLASS D SHARES	Class D shares are not subject to an initial sales charge or Distribution Fee but are subject to an ongoing Servicing Fee not to exceed 0.25% of the average daily net asset value of such shares.

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CLASS S SHARES	Class S shares are not subject to an initial sales charge but are subject to an ongoing Servicing Fee not to exceed 0.25% of the average daily net assets of such shares and an ongoing Distribution Fee not to exceed 0.60% of the average daily net assets of such shares.

CLASS T SHARES:	Class T shares are subject to an initial sales charge of up to 3.5% and an ongoing Servicing Fee not to exceed 0.25% of the average daily net assets of such shares and an ongoing Distribution Fee not to exceed 0.60% of the average daily net assets of such shares. The initial sales charge may be waived or reduced for certain eligible investors.

INCOME AND EXPENSE ALLOCATIONS

Income, realized gains and losses, unrealized appreciation and depreciation, and Fundwide Expenses (as defined below) shall be allocated based on one of the following methods (which method shall be applied on a consistent basis):

1)To each Class based on the net assets of that Class in relation to the net asset of the Fund

(“relative net assets”); or

2)To each Class based on the Settled Shares Method (as defined below), provided that the Fund may allocate income and Fundwide Expenses based on the Settled Shares Method and realized gains and losses and unrealized appreciation and depreciation based on relative net assets.

For these purposes:

Fundwide Expenses mean expenses of the Fund not allocated to a particular Class.

Settled Shares Method means allocating to each Class based on relative net assets, excluding the value of subscriptions receivable.

CLASS EXPENSES

Expenses attributable to a particular Class (“Class Expenses”) shall be limited to: (i) payments made pursuant to a Distribution and Service Plan and/or shareholder services agreement (such as the Distribution and Service Plan); (ii) transfer agent fees attributable to a specific Class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current shareholders of a specific Class; (iv) Blue Sky share registration or qualification fees incurred by a Class; (v) SEC registration fees incurred by a Class; (vi) the expense of administrative personnel and services to support the shareholders of a specific Class; (vii) litigation or other legal expenses relating solely to one Class; and (viii) Directors’ fees incurred as a result of issues relating to one Class.

Expenses of the Fund shall be apportioned to each Class of shares depending on the nature of the expense item. Class Expenses shall be allocated to the particular Class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a Class, it shall be charged to the Fund for allocation among Classes, as determined by the Board. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one Class of shares shall not

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be so allocated until approved by the Board in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended.

DIVIDENDS AND DISTRIBUTIONS

Dividends and other distributions paid by the Fund to each Class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular Class of the Fund may be different from that paid by another Class of the Fund because of Distribution Fees, Servicing Fees and other Class Expenses.

EXCHANGE PRIVILEGE

Holders of Class I Shares, Class D Shares, Class S Shares and Class T Shares shall have such exchange privileges as set forth in the Fund’s current prospectus. Exchange privileges may vary among classes and among holders of a Class.

GENERAL

A.Each Class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

B.Each Class of shares of the Fund shall be offered subject to the eligibility requirements and minimum initial or subsequent investment amount for the applicable Class of shares as set forth in the Fund’s prospectus from time to time.

C.On an ongoing basis, the Directors, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of its several classes. The Directors, including a majority of the Independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. The Manager will be responsible for reporting any potential or existing conflicts to the Directors.

D.Fees and expenses may be waived or reimbursed by the Manager or any other service provider to the Fund without the prior approval of the Board.

E.The Directors and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund in settlement of such right or claim, and not to such Directors or shareholders.

Approved: March 30, 2022

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